Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 17, 2025, with respect to the financial statement of Yellowstone Midco Holdings II, LLC contained in the Final Prospectus, filed on January 30, 2026, relating to the Registration Statement on Form S-1 (File No. 333-291581), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Denver, CO

January 30, 2026